Exhibit 23.1

LAKE & ASSOCIATES, CPA’s LLC

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the report on Form 10-K of Darshan Equity Investment, Inc. (A Development Stage Company), of our report dated March 17, 2010 on our audit of the financial statements of Darshan Equity Investment, Inc. (A Development Stage Company) as of December 31, 2009, and the related statement of operations, shareholders’ equity and cash flows from inception on May 26, 2009 through December 31, 2009, and the reference to us under the caption “Experts.”

/s/ Lake & Associates CPA’s LLC
Lake & Associates, CPA’s LLC
Schaumburg, Illinois

March 29, 2010